Exhibit 16.1

SOLES, HEYN & COMPANY

Accountants & Consultants

July 19, 2019

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Dear Sir/Madam:

We have read the statements under item 4.01 in the Form 8-K dated July 16, 2019 of Findex.com, Inc. to be filed with the Securities and Exchange Commission and we concur with such statements made regarding our firm. We have no basis to agree or disagree with other statements contained herein.

/s/Soles, Heyn & Company, LLP

Soles, Heyn & Company, LLP

West Palm Beach, FL

400 Executive Center Dr, Suite 203

West Palm Beach, FL 33401

Phone: 561-429-6625 www.solesheyncpa.com